Exhibit 99.3

Consent of Tudor Pickering Holt & Co Advisors LP

We hereby consent to the use of our opinion letter dated October 14, 2019 to the Board of Directors of Parsley Energy, Inc. (“Parsley”), included as Annex B to the joint proxy statement/prospectus which forms a part of this Amendment No. 1 to the Registration Statement on Form S-4 of Parsley, filed on November 22, 2019 (the “Amended Registration Statement”), relating to the proposed merger of Parsley and Jagged Peak Energy Inc., and to the description of such opinion and the references to our name contained therein under the headings “Summary—Opinion of Parsley’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Parsley Board and Reasons for the Merger”, “The Merger—Certain Parsley Unaudited Prospective Financial and Operating Information” and “The Merger—Opinion of Parsley’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Amended Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Amended Registration Statement.

TUDOR PICKERING HOLT & CO ADVISORS LP

/s/ TUDOR PICKERING HOLT & CO ADVISORS LP

Houston, Texas

November 22, 2019